Exhibit 23.2





                 CONSENT OF INDEPENDENT AUDITORS


We  consent  to  the  reference to our  firm  under  the  caption
"Experts" in the Registration Statement (Form S-3) and related Prospectus of CUC International Inc. for the registration of 5,622,327 shares (post-split) of its common stock and to the incorporation by reference therein of our report dated March 19, 1996, with respect to the consolidated financial statements and schedule of CUC International Inc. included in its Annual Report on Form 10-K for the year ended January 31, 1996 and our report dated September 12, 1996 with respect to the consolidated financial statements of CUC International Inc. included in its Current Report on Form 8-K dated July 24, 1996, filed with the Securities and Exchange Commission.


                                   ERNST & YOUNG LLP


Stamford, Connecticut
January 23, 1997